Exhibit 10.6

Separation Agreement and General Release of Claims

This Separation Agreement and General Release of Claims (the “Agreement”) is made by and between Lewis W. Moorehead, an individual (“Employee”) and Quantum Corporation (the “Company”) (hereinafter collectively referred to as the “Parties” and each a “Party”), effective on the eighth calendar day after the date this Agreement is signed by Employee, provided the revocation period set forth in Section 15 below has expired without revocation (the “Effective Date”).
Recitals

WHEREAS, the Parties entered into an (i) an offer letter agreement dated April 7, 2025 (the “Employment Agreement”); (ii) an Executive Change of Control Agreement dated March 31, 2023 (the “Change of Control Agreement”); and (iii) a retention bonus letter agreement dated October 24, 2024 (the “Retention Agreement”);

    WHEREAS, the employment relationship between Employee and the Company terminated effective August 18, 2025 (“Separation Date”);

WHEREAS, the Parties acknowledge that as of the Separation Date the Company has not undergone a Change of Control (as defined in the Change of Control Agreement); and

WHEREAS, this Agreement sets forth the mutual understanding of the Parties as it relates to Employee’s termination of employment and the separation benefits he is entitled to receive in exchange for the promises set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:
Agreement
1.Final Wages. After the Separation Date, Employee will not represent that Employee is an employee, officer, attorney, agent, or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for Employee for all purposes, meaning Employee is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date, except as otherwise provided in this Agreement. Employee acknowledges that the Company has paid all accrued but unpaid wages due to Employee, with the exception of Employee’s final paycheck for salary and accrued but unused paid time off, which will be paid within five (5) business days following the Separation Date and will include a full days’ accrued salary and unused paid time off through such payment date.

2.Separation Benefits. As consideration for Employee's execution of, non-revocation of, and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 4  and other post-termination obligations, the Company agrees to provide the following benefits to which Employee is not otherwise entitled (the “Separation Benefits”):
a.Separation Pay. The Company agrees to pay Employee separation pay in the gross amount of $102,500.00, less applicable taxes and other withholdings, which equals three (3) months of Employee’s current base salary (the “Salary Separation”), to be paid in a lump sum within five (5) business days following the Effective Date of this Agreement.
b.COBRA Payment. Upon Employee’s timely election to continue his existing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will reimburse Employee for his monthly COBRA premiums for both him and his co-dependents through the earlier of (A) the 3-month anniversary following the Separation Date, and (B) the date Employee and his eligible dependents, if any, are no longer eligible to receive COBRA continuation coverage (the “COBRA Benefits”). Notwithstanding the foregoing if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA benefits, the Company will provide to Employee during the 3 months following the Separation Date a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue coverage under the COBRA Benefits. Such payments would be made regardless of whether Employee elects COBRA continuation coverage, solely if the Company is unable to provide the COBRA Benefits.
3.No Entitlement to Other Compensation or Benefits. Employee understands and agrees that the Separation Benefits in Section 2 exceed what Employee would otherwise be entitled to but for his promises in this Agreement.

4. General Release and Waiver of Claims.

Employee acknowledges and agrees that the payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of employment with the Company or Employee’s separation from the Company. To the fullest extent permitted by law, Employee hereby releases and waives any claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, violation of public policy, defamation, physical injury, emotional distress, retaliation, claims for additional compensation or benefits arising out of employment or separation of employment, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., the Equal Pay Act, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§1001, et seq., the Civil Rights Act of 1991, 42 U.S.C. §§1981-1988, the Occupational Safety and Health Act, the Family and Medical Leave Act (29 USC §2601, et seq.) the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the California Fair Employment and Housing Act (FEHA), Government Code §12940, et seq., the California Labor Code, the California Family Rights Act (CFRA), the California Private Attorneys General Act (PAGA), the California Business and Professions Act, and any other state laws and/or regulations relating to employment or employment discrimination (the “Release”).

To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. Employee expressly waives the provisions of Section 1542 of the California Civil Code, and any similar statutory or common law provisions, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Notwithstanding the foregoing, there are certain claims which, under state or federal statutes or regulations, may not be released, or may not be released except with the participation and approval of a state or federal agency. For example, this Agreement shall not be deemed to release (i) any claims for unemployment or workers’ compensation benefits, (ii) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, or (iii) any claims that, by law, cannot be released in an agreement between an employer and an employee. In addition, this Agreement does not limit Employee’s rights to indemnification, coverage, exculpation or reimbursement of officers and directors of the Company contained in any organizational documents or indemnification agreement or with respect to any applicable directors’ and officers’ liability insurance to the extent applicable.

The Release does not waive any action to enforce either of the Parties’ obligations under this Agreement or the Change of Control Agreement (solely if a Change of Control is consummated on or prior to September 2, 2025), and/or any claims that might arise after the date the Employee signs this Agreement.

5.Return of Company Property. Employee covenants and agrees that, as of the date that is five (5) business days from the Separation Date, he will return to the Company all property belonging to the Company, including, but not limited to, keys and passes, credit cards, computer hardware, and shall exclude Employee’s personal copies of his payroll and benefits records.

6.Non-Disclosure of Confidential Information. Employee promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Releasees, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. Employee acknowledges and reaffirms in its entirety any Proprietary Information and Invention Agreement (“Confidentiality Agreement”) executed previously in conjunction with his employment, a copy of the form of the Company’s current version of which is enclosed with this Agreement as Appendix A. Notwithstanding anything contained in this Agreement or the Confidentiality Agreement, Employee may disclose confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.   Nothing in this Agreement or the Confidentiality Agreement is intended to conflict with Federal law protecting confidential disclosures of a trade secret to the Government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of confidential Information that are expressly allowed by 18 U.S.C. § 1833(b) or to restrain Employee’s exercise of protected rights, including without limitation Employee’s statutory rights under Section 7 of the National Labor Relations Act, federal securities laws such as the Dodd-Frank Act, the federal Speak Out Act, or similar state or local laws, to the extent applicable.

7.Non-Solicitation. Employee acknowledges and agrees that, for a period of 12 months, he will not use the Company’s proprietary and/or confidential information or trade secrets (i) to solicit or interfere with the Company’s relationships with any of the Company’s clients, customers, vendors or suppliers for the benefit of himself or any third party following the Separation Date, or (ii) to directly or indirectly solicit, recruit or induce any Company employee to leave their employment or any contractor or terminate their services for the Company following the Separation Date.
8.Confidentiality. Employee agrees the contents, terms, and conditions of this Agreement will be kept confidential and may not be disclosed except to Employee’s immediate family, accountant or attorneys or pursuant to subpoena or court order, unless otherwise required or permitted by law, such as (a) responding to any inquiry from a government authority, (b) complying with the law or making any disclosure to satisfy reporting and/or disclosure laws including, but not limited to, periodic reports to the Securities Exchange Commission, (c) engaging in any protected rights under the NLRA or the federal securities laws, including the Dodd-Frank Act, (d) discussing or disclosing information about unlawful acts in the workplace, such as discrimination or harassment or any other conduct Employee believes is unlawful, and (e) as may be necessary to enforce its terms or as otherwise authorized or required by law, unless and until the Company publicly discloses this Agreement or the terms thereof pursuant to its disclosure obligations under the Securities Exchange Act of 1934 or as otherwise required by applicable law or regulation. With respect to each limited exception set forth above, Employee will inform the person or persons to whom Employee discloses information regarding this Agreement of the confidential nature of this Agreement. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

9.Non-Disparagement. (a) Except as may otherwise be permitted under this Agreement, including Section 6 hereof, Employee agrees that he will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their business, products, services, intellectual property, financial standing, employment practices, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution.

(b)     The Company agrees it will direct its directors and executive officers to not, directly or indirectly, disparage or make negative public remarks about Employee, whether in any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet. Notwithstanding the foregoing, nothing in this Agreement shall limit the Company’s ability to (a) disclose Employee’s name, position, and dates of employment in response to reference requests from potential future employers or (b) comply with any disclosure or reporting obligations, including, but not limited to providing truthful information in response to inquiries by governmental agencies, in public filings as required by law, or in any legal or administrative proceedings.

10.No Assistance. Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or Releasees, unless under a subpoena or other court order to do so.

11.Covenant Not to Sue. Employee promises and states that he has not given or sold any claim discussed in this Agreement to anyone, and that he has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement. Nothing in this Section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this

Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
12.Protected Rights. Employee understands that nothing in this Agreement prevents any party from responding to or otherwise cooperating with any and all government authorities, including responding to any inquiry by any government authority, complying with the law or making any disclosure to satisfy reporting and/or disclosure laws, including, but not limited to, periodic reports to the Securities Exchange Commission. Employee understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall prohibit Employee from providing truthful information in response to a government inquiry, subpoena or other legal process. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Further, this section does not apply to nor does it in any way restrict or impede Employee from exercising protected rights, including rights under the National Labor Relations Act (“NLRA”) or the federal securities laws, including the Dodd-Frank Act. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies). Employee may also disclose confidential information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal.
13.Cooperation. Employee agrees to cooperate fully with the Company in connection with any and all existing or future arbitration proceedings, actual or threatened litigation, charges, grievances, actions, appeals or investigations brought by or against the Company or any of the Company Releasees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Employee’s cooperation necessary. Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of his employment by the Company. Such cooperation includes, without limitation, making himself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Upon presentation of reasonable documentation from Employee, the Company agrees to reimburse Employee for his reasonable out-of-pocket expenses and his time at a daily rate (in no less than half day increments) based on Employee’s base salary for the Company as of the Separation Date. The Company will make reasonable efforts to accommodate Employee’s scheduling needs.

14.No Admission of Liability. This Agreement is not and shall not be construed or contended by Employee to be an admission or evidence of any wrongdoing or liability on the part of the Company or Releasees. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
15.ADEA Waiver; Consideration Period; Revocation Period. Employee understands and has been advised that his general release of age claims is subject to the terms of the Older Workers Benefit Protection Act of 1990 (OWBPA). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act of 1967 (ADEA), unless the waiver is knowing and voluntary. Employee has been advised of these laws and has signed this Agreement with full knowledge of its consequences. Employee further understands that he may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by Employee before the end of the Consideration Period, will automatically expire. By signing below, Employee affirms that he has been advised to consult with an attorney prior to signing this Agreement. Employee also understands he may revoke this Agreement within seven (7) days of signing this document (the “Revocation Period”) by providing notice in writing to the Company, attn: Tara Ilges, Vice President, Corporate Affairs and Corporate Secretary, at , and that the Separation Benefits to be provided to Employee pursuant to this Agreement will be provided after expiration of the Revocation Period. Employee agrees that any changes made to this Agreement after they have been presented to him, whether material or immaterial, will not restart the twenty-one (21) day Consideration Period. Employee understands he must sign and return this Agreement within twenty-one (21) days of the date of his receipt of this Agreement to be eligible for the Separation Benefits set forth in Section 1 of this Agreement. If Employee signs this Agreement after the Consideration Period, or revokes this Agreement during the Revocation Period, Employee understands that this Agreement is null and void and he shall not be eligible for the Separation Benefits set forth in Section 1 of this Agreement.
16.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without giving effect to its principles of conflicts of laws, provided, however, that the arbitration provisions of this Agreement shall be governed solely by the Federal Arbitration Act, 9 U.S.C. § 1-4.

17.Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

18.Arbitration. Except as prohibited by law, any legal dispute between Employee and the Company (or between Employee and any Releasees, each of whom is hereby designated a third party beneficiary of this Agreement regarding arbitration) arising out of Employee’s employment, termination of employment, or this Agreement will be resolved through binding arbitration in San Jose, California, in accordance with the then current rules issued by the American Arbitration Association (“AAA”) for the resolution of employment disputes, which rules are available for review at www.adr.org/employment and incorporated herein by reference. Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the Law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. Nothing in this arbitration provision is intended to limit any right Employee may have to file a charge or claim with (or, to the extent not barred by the Release or Supplemental Release, to obtain relief from) the National Labor Relations Board, or other federal or state agencies. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class, representative or collective basis and hereby waive any right to bring classwide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.
19.Entire Agreement. This Agreement and its Appendix are intended by the Parties to be their final agreement with respect to the subject matter hereto. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements, including but not limited to, any prior agreement under the Employment Agreement or, the Change of Control Agreement or the Retention Agreement. Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. The terms of this Agreement may not be amended, modified or waived, except with the prior approval of the Board, and by an instrument in writing signed by Employee and an authorized officer of the Company or member of the Board.

20.Intent to Bind. In signing this Agreement, Employee intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

21.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A.

Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are subject to or comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
22.Attorney’s Fees. If either Party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, Employee’s employment with the Company, any claim that Employee has released in the Release or the promises and agreements contained in this Agreement, the Party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other Party all costs it incurs in connection with the dispute, including reasonable attorneys’ fees.
23.Modification; Counterparts; Electronic/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The Parties acknowledge and agree that execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
24.Warranties. Employee represents and warrants that (a) Employee has had the opportunity to discuss this Agreement with counsel, and (b) Employee signs this Agreement of Employee’s own volition, without outside inducement or coercion, fully intending to be bound by its terms.
The Parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.
[Signature Page Follows]

In order to bind the parties to this Agreement, the parties, or their duly authorized representatives have signed their names below.

Quantum Corporation By /s/ Don Jaworski_________________ Don Jaworski Director Date: Aug 20, 2025	Lewis W. Moorehead By /s/ Lewis W. Moorehead ___________ Lewis W. Moorehead Date: 8/20/2025